UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2016

SharpSpring, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36280	05-0502529
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

550 SW 2nd Avenue, Gainesville, FL	32601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 877-705-9362

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Increase in Size of Board

On December 19, 2016 the board of directors (the “Board”) of SharpSpring, Inc. (the “Company”) increased the size of the Board from five (5) directors to seven (7) directors and selected Steven Huey to serve as a member of the Board to immediately fill one of the newly created vacancies on the Board. The Company’s Nominating and Corporate Governance Committee is currently evaluating other individuals qualified to become members of the Board to fill two additional directorship vacancies on the Board, one of which could be elected to the Board prior to the 2017 annual stockholder’s meeting.

The Board considers setting the size of the Board to seven directors and obtaining a more diverse Board to be in the best interest of the Company, is consistent with good corporate governance practices, and may provide the Company’s institutional investment community the opportunity to obtain representation on the Board.

Appointment of Steven A. Huey

On December 19, 2016 the Board elected Steven A. Huey to serve as a member of the Board to fill one of the vacancies created by the newly created directorship positions on the Board. Mr. Huey’s initial term as a member of the Board will continue until the 2017 annual stockholder’s meeting or until his successor is duly appointed. There are no arrangements or understandings between Mr. Huey and any other persons pursuant to which he was appointed as a member of the Board. Mr. Huey has not been, and is not expected to be named to any committee of the Board at this time.

Mr. Huey, age 51, currently serves as the chief executive officer of Capture Higher Ed, which provides technology solutions for colleges and universities. He has served in that position since August 2012. Prior to that time, from November 2007 to August 2012, Mr. Huey served as the chief operating officer of The Learning House, Inc., an eLearning technology company. Mr. Huey holds a B.S. in accounting and finance from Miami University and an MBA from Emory University - Goizueta Business School.

Mr. Huey will participate in the Company’s unwritten independent director compensation plan, which provides fees in the amount of $20,000 per year, paid quarterly in the form of Company common stock to all independent directors.

On August 15, 2014, the Company acquired substantially all the assets and assumed the liabilities of RTCW, LLC (f/k/a SharpSpring LLC), a Delaware limited liability company, of which Mr. Huey was a director and 5.68% shareholder. The consideration for the transaction, as amended, consisted of a closing cash payment of $5 million in August 2014 and earn out consideration of (i) $2 million in cash and $3 million in Company common stock paid in May 2015, (ii) $1 million in cash paid in April 2016, and (iii) $4 million in Company common stock paid in May 2016.

Resignation of Vadim Yasinovsky

On December 19, 2016 the Board accepted a letter from Vadim Yasinovsky informing the Board of his decision not to seek or accept a nomination to be elected as a director of the Company at the next annual meeting of the stockholders. Mr. Yasinovsky’s resignation is not a result of any disagreement between himself and the Company, its management, Board or any committee of the Board.

Item 8.01 Other Events.

Press Release

On December 23, 2016, the Company issued a press release announcing the election of Steven Huey as a director of the Company effective as of December 19, 2016, and announced Vadim Yasinovsky’s resignation from the Board effective at the end of his current term. A copy of the press release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated December 23, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SharpSpring, Inc.

By:	/s/ Edward S. Lawton
Edward S. Lawton,
Chief Financial Officer

Dated: December 23, 2016